EXHIBIT 18




                                                         As of June 4, 1998


Canadian Imperial Bank of Commerce, as Administrative Agent
Media & Telecommunications Group
Commerce Court West, 7th Floor
Toronto, Ontario
M5H 3T7

Dear Sirs:


                      Registration Rights Undertaking

          Pursuant to the terms of the Credit Agreement made as of June 4, 1998 among Hollinger Inc. (the "Borrower") and each financial institution which is a signatory thereto (each a "Lender", and collectively the "Lenders", which term shall also include every other financial institution which may from time to time become a party thereto), Canadian Imperial Bank of Commerce as Arranger and Administrative Agent for the Lenders, The Bank of Nova Scotia, as Syndication Agent and The Toronto-Dominion Bank, as Documentation Agent, the Borrower and 504468 N.B. Inc. ("N.B. Inc.") pledged shares of Class A Common Stock of Hollinger International Inc. ("HII") and shares of Class B Common Stock of HII to the Administrative Agent, for its own benefit and for the benefit of the Lenders, as a continuing security for the present and future obligations of the Borrower to the Administrative Agent and the Lenders under the Credit Documents (as defined in the Credit Agreement).

          A registration statement (including a prospectus) on Form S-3 (No. 333- 04697) was filed under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission on May 29, 1996 and amended by Amendment No. 1 thereto filed on November 29, 1996 (the "Registration Statement") that relates to an aggregate of 48,600,754 shares (the "Shares") of Class A Common Stock of HII. The Registration Statement was declared effective by the Securities and Exchange Commission on December 9, 1996. The Shares comprise the 33,610,754 outstanding Shares (the "Outstanding Shares") and 14,990,000 Shares (the "Conversion Shares"), into which all of the outstanding shares of Class B Common Stock of HII may be converted in certain circumstances.

          No offers or sales of the Shares may be made by the Administrative Agent pursuant to the Registration Statement, and prospectus included therein, unless appropriate post-effective amendments or supplements are made to reflect facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement and to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. HII may require the Administrative Agent to furnish HII such information regarding each Lender and the distribution of the Shares as HII may from time to time reasonably request in writing.

          This is to confirm our undertaking and agreement that if (i) the Borrower or N.B. Inc. is in default of its obligations under the Credit Documents and (ii) the Administrative Agent has or intends to exercise its rights under the Credit Documents, upon written request from the Administrative Agent, the undersigned (HII, the Borrower and N.B. Inc.) shall expeditiously (subject to compliance by the Administrative Agent with the provisions of the prior paragraph) take all further steps necessary, including filing the necessary amendments or supplements to the Registration Statement and the prospectus included therein, to permit the sale of such Shares as are pledged under the Credit Documents from time to time pursuant to the prospectus included in the Registration Statement, as amended.

          The Administrative Agent agrees that, upon receipt of any notice from HII of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, the Lenders will forthwith discontinue their disposition of Shares pursuant to the Registration Statement until they receive the copies of the amended or supplemented Registration Statement (or prospectus included therein) contemplated by the preceding sentence of this letter agreement (which the undersigned shall file as contemplated by the preceding sentence of this Agreement).

          The Borrower and HII will pay all reasonable expenses incurred by the Lenders in connection with the sale of the Shares, including underwriting discounts or commission and reasonable fees and disbursements of counsel to the Lenders.

          This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario.

          This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument and shall become effective on the date when each of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent.

          This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.


                              Yours very truly,


                              Hollinger Inc.


                              By: /s/ John Arthur Boultbee
                                 -------------------------------
                                 Name:  John Arthur Boultbee
                                 Title: Executive Vice President and
                                        Chief Financial Officer

                              Hollinger International Inc.


                              By:  /s/ John Arthur Boultbee
                                 --------------------------------
                                 Name:  John Arthur Boultbee
                                 Title: Executive Vice President and
                                        Chief Financial Officer


                              504468 N.B. Inc.


                              By:  /s/ John Arthur Boultbee
                                 ---------------------------------
                                 Name:  John Arthur Boultbee
                                 Title: President


Acknowledged and agreed to this 4th day of June, 1998.

Canadian Imperial Bank of Commerce


By:  /s/ Steve Sloan
   ------------------------
   Name:  Steve Sloan
   Title: Managing Director
          as Administrative Agent